July 15, 2015

Dear Shareholders,

As you may be aware, an anonymous blogger—actively engaged in shorting our company’s stock—recently published a severely negative analysis of our company, along with the recommendation that everyone should short root9B Technologies’ securities. The negative analysis was predicated on what I firmly believe are misleading, factually inaccurate, and unsupported assertions about our company, certain members of Senior Management, and some members of our Board.  It also questioned the existence, validity and efficacy of root9B’s cybersecurity platform, and derided our recent acquisition of IPSA.  As is frequently the case, the blog posting was followed closely by the filing of a class action suit in California, against root9B Technologies, me,  our Chief Financial Officer and the Chief Executive Officer of our cybersecurity company, parroting the blog’s allegations.  The company and the senior managers that were sued have retained counsel, and we intend to vigorously defend what we view as meritless litigation.

In general it is best to ignore the types of baseless, inflammatory, and self-serving false assertions in the blog, particularly while defending a lawsuit patterned after the blog. However, in this case, the allegations are so egregious, and seem calculated to augment the anonymous blogger’s short-selling strategy, that we issued a press release (attached).  In addition, since the blog attempts to impugn my personal reputation, I want to personally assure each of you that its accusations against me are false. Most importantly, I am greatly offended by the anonymous blog’s comments about the capabilities of our professionals, and its assertions that our cybersecurity platform is not real or effective and that our dedicated employees, most of whom have served our country with distinction as members of the FBI, NSA, DOD, etc., are not competent.  These charges are beyond appalling.

                Despite my view that the blogger’s claims and the lawsuit are without merit, they could adversely affect current and potential clients, and may continue to negatively impact the price of our stock.  As previously announced, Harvey Pitt, former SEC Chairman and an independent Board Member of root9B Technologies, has agreed to undertake an independent evaluation of the anonymous blogger’s claims and recommend what, if any, actions the Company’s Board should take with respect to his evaluation.  We anticipate that his evaluation will be completed within the next several weeks.  Despite the fact that the falsity of many of the blog’s  claims is obvious—for example, its claim that “insiders are trying to sell 100% of 10 million RTNB shares right now”—we believe it best to have an independent assessment of the blog’s allegations, to provide you, our customers and the Company with confidence in whatever conclusions that assessment reaches. For the record, I have never sold a single share of root9B Technologies stock. To the contrary, in the last eight months I purchased 212,000 shares of root9B Technologies, showing my personal confidence in and commitment to this company.

We advised you in our last shareholder letter that the repositioning of our firm has yet to turn the corner.  The ramp up costs for our cybersecurity unit and integration of our recent acquisition of IPSA will have a negative impact on our Q2 results.  We believed then, and believe now, that improved operating results will not be realized until later this year.  Delivering results is the best way to quiet our detractors and, as I have said many times before, we are confident in our strategy, products, and people.  We are determined to continue developing and building a best-in-class cybersecurity and regulatory risk mitigation company.  The attainment of that goal is the ultimate way for the management team and for each of our employees to appropriately show our appreciation for your investment in our company and your trust.

Sincerely,

Joseph J Grano Jr

Chairman and CEO
Root9B Technologies Inc.

root9B Technologies Responds to Short Seller Pump Stopper

NEW YORK, June 15, 2015 /PRNewswire/ -- root9B Technologies, Inc. (OTCMKTS: RTNB), a leading cybersecurity, regulatory and risk mitigation company, responded today to false statements and allegations made by the financial blogger known as "The Pump Stopper."

The Pump Stopper is an anonymous author who issued a report about root9B Technologies that is rife with inaccuracies and factual mistakes, including the suggestion that insiders are selling stock. The company believes the sole purpose of this report is to benefit the anonymous author who, in a disclaimer, states he has a short position in shares of root9B Technologies.

root9B Technologies has taken action based on these allegations. This afternoon, the company has asked Harvey Pitt, former Chairman of the Securities & Exchange Commission and an independent director of root9B Technologies, to review the issue and recommend appropriate responses to the allegations.

root9B Technologies issued the following statement in response to the anonymous author's allegations:

"root9B Technologies is appalled and incensed by the baseless anonymous blog attacks posted today by a short seller that seek to cast aspersions on both the Company's business operations as well as the integrity of its senior management team and Board.  Our Company is at the forefront of important cybersecurity developments and solutions, among other innovative business solutions, and has been recognized internationally for its unique ability in detecting and thwarting, in advance, a cyber attack against the Nation's top financial institutions.  The personal attacks on our personnel are wholly unwarranted, and appear designed to advance the anonymous blogger's short strategy, rather than provide a serious analysis of our Company's operations and capacity for future success.

"The Board today asked one of its independent directors, former SEC Chairman Harvey L. Pitt (who has never purchased or sold a single share of Company stock, despite allegations to the contrary in the blog post), to review the allegations contained in the blog posting and to recommend appropriate responses for the Company to these allegations.  It is expected that Mr. Pitt will report his findings to the Board, and to appropriate regulatory authorities at the completion of his review."

About root9B Technologies

root9B Technologies is a leading provider of Cybersecurity, Regulatory Risk Mitigation, and Energy & Controls Solutions. root9B Technologies delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state, and government agencies. For more information, visit www.root9BTechnologies.com

Media Contact:                                           Investors:
Andrew Hoffman                                        Devin Sullivan
Zito Partners                                               The Equity Group Inc.
908-546-7447                                                 212-836-9608
andrew@zitopartners.com                         dsullivan@equityny.com